                                                                  EXHIBIT (h)(1)

                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT,  made as of August 1, 2007, by and between AMERICAN CENTURY
STRATEGIC  ASSET  ALLOCATIONS,  INC.,  a  Maryland  corporation  ("ACSAA"),  and
AMERICAN  CENTURY   SERVICES,   LLC,  a  Missouri  limited   liability   company
("Services").

     1. By action of its Board of  Directors,  ACSAA  appointed  Services as its transfer agent, and Services accepted such appointment.

     2. As transfer  agent for ACSAA,  Services  shall perform all the functions usually performed by transfer agents of investment companies, in accordance with the policies and practices of ACSAA as disclosed in its  prospectus or otherwise communicated to Services from time to time,  including,  but not limited to, the following:

     (a)  Recording the  ownership,  transfer,  conversion and  cancellation  of ownership of shares of ACSAA on the books of ACSAA;

     (b)  Causing the issuance,  transfer,  conversion and cancellation of stock certificates of ACSAA;

     (c)  Establishing and maintaining records of accounts;

     (d)  Computing and causing to be prepared and mailed or otherwise delivered to  shareholders  payment  of  redemption  proceeds  due from ACSAA on redemption of shares and notices of reinvestment in additional  shares of  dividends,  stock  dividends or stock splits  declared by ACSAA on shares of ACSAA;

     (e)  Furnishing  to  shareholders  such  information  as may be  reasonably required by ACSAA, including confirmation of shareholder  transactions and appropriate income tax information;

     (f)  Addressing  and  mailing  to  shareholders  prospectuses,  annual  and
          semiannual  reports;   addressing  and  mailing  proxy  materials  for
          shareholder meetings prepared by or on behalf of ACSAA, and tabulating the proxy votes;

     (g)  Replacing  allegedly lost,  stolen or destroyed stock  certificates in accordance  with and  subject to usual and  customary  procedures  and conditions;

     (h)  Maintaining such books and records  relating to transactions  effected by  Services  pursuant  to  this  Agreement  as  are  required  by the
          Investment Company Act of 1940, or by rules or regulations thereunder, or by any other  applicable  provisions  of law, to be  maintained  by
          ACSAA  or its  transfer  agent  with  respect  to  such  transactions;
          preserving, or causing to be preserved, any such books and records for  such  periods  as may  be  required  by any  such  law,  rule  or regulation;  furnishing ACSAA such information as to such transactions and at such times as may be  reasonably  required by it to comply with applicable laws and regulations, including but not limited to the laws of the several states of the United States;

     (i)  Dealing with and  answering  all  correspondence  from or on behalf of shareholders relating to its functions under this Agreement.

     3. ACSAA may perform on site inspection of records and accounts and perform audits directly  pertaining to ACSAA  shareholder  accounts serviced by Services hereunder at Services'  facilities in accordance with  reasonable  procedures at the frequency necessary to show proper  administration of this agreement and the proper audit of ACSAA's  financial  statements.  Services  will  cooperate  with
ACSAA's auditors and the representatives of appropriate  regulatory agencies and furnish all reasonably requested records and data.

     4. (a) Services will at all times  exercise due diligence and good faith in performing its duties hereunder.  Services will make every reasonable effort and take all reasonably  available  measures to assure the adequacy of its personnel and  facilities  as well  as the  accurate  performance  of all  services  to be performed  by it  hereunder  within  the  time  requirements  of any  applicable statutes, rules or regulations or as disclosed in ACSAA's prospectus.

     (b) Services  shall not be  responsible  for, and ACSAA agrees to indemnify
Services for, any losses, damages or expenses (including reasonable counsel fees and expenses) (a) resulting from any claim, demand, action or suit not resulting from Services failure to exercise good faith or due diligence and arising out of or in connection with Services' duties on behalf of the fund hereunder;  (b) for any delay,  error,  or omission by reason or  circumstance  beyond its  control, including  acts of civil or  military  authority,  national  emergencies,  labor difficulties  (except with  response to Services  employees),  fire,  mechanical breakdowns beyond its control,  flood or catastrophe,  act of God, insurrection, war,  riot or failure  beyond its control of  transportation,  communication  or power supply;  or (c) for any action taken or omitted to be taken by Services in
good  faith  in  reliance  on  (i)  the   authenticity   of  any  instrument  or
communication  reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an  appropriate  person,  or (ii) the accuracy of any records or information  provided to it by ACSAA, or (iii) any  authorization or  instruction  contained in any officers'  instruction,  or (iv) any advice of counsel  approved  by ACSAA who may be  internally  employed  counsel or outside counsel, in either case for ACSAA or Services.

     5.  Services  shall not look to ACSAA  for  compensation  for its  services
described  herein.  It  shall  be  compensated   entirely  by  American  Century
Investment  Management,  Inc. or American Century Global Investment  Management,
Inc.,  as  applicable  (the  "Advisor"),  pursuant to the  management  agreement between  Advisor  and  ACSAA,  which  requires  Advisor  to  pay,  with  certain exceptions, all of the expenses of ACSAA.

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     6. (a) This Agreement may be terminated by either party at any time without penalty upon giving the other party 60 days' written notice (which notice may be waived by either party).

        (b) Upon  termination,  Services  will  deliver  to ACSAA all  microfilm records  pertaining  to  shareholder  accounts  of  ACSAA,  and all  records  of shareholder  accounts in machine  readable  form in the format in which they are maintained by Services.

        (c) All data processing programs used by Services in connection with the performance  of its  duties  under  this  Agreement  are the sole and  exclusive property of Services,  and after the termination of this Agreement,  ACSAA shall have no right to use the same.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

                                    AMERICAN CENTURY STRATEGIC ASSET
                                      ALLOCATIONS, INC.

                                    By:  /s/ Maryanne L. Roepke
                                         ---------------------------------------
                                         Maryanne L. Roepke
                                         Senior Vice President

                                    AMERICAN CENTURY SERVICES, LLC

                                    By:  /s/ Otis H. Cowan
                                         ---------------------------------------
                                         Otis H. Cowan
                                         Vice President

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